Exhibit 99.1

Investor Relations Contact:

Stephen P. Golden

Vice President, Investor Relations

sgolden@ironmountain.com

(617) 535-2994

FOR IMMEDIATE RELEASE

Iron Mountain Reports Fourth Quarter and Full Year 2007 Financial Results

•                  2007 revenues up 16% to $2.73 billion while OIBDA grows 14% to $704 million; capital efficiency improves to 15.2% of revenues; earnings up 18% to $0.76 per diluted share

•                  Quarterly revenues increase 19% supported by acquisitions, strong service revenue growth and the 76th consecutive quarter of increased storage revenues

•                  OIBDA is $184 million in the quarter, up 15% excluding impacts from asset dispositions

•                  Earnings of $0.14 per diluted share for the quarter include $0.05 of operating and tax charges related to foreign currency exchange rate fluctuations

•                  Company issues financial outlook for 2008; expects revenues of more than $3 billion and 10% to 14% OIBDA growth (excluding the impacts from asset dispositions)

BOSTON — February 28, 2008 — Iron Mountain Incorporated (NYSE: IRM), the global leader in information protection and storage services, today announced its financial results for the quarter and full year ended December 31, 2007, reporting strong revenue growth, higher operating income before depreciation and amortization (OIBDA) and full year earnings of $0.76 per diluted share.

Iron Mountain posted strong year over year revenue growth of 19% in the fourth quarter supported by solid internal growth of 10%, with acquisitions and favorable foreign currency changes contributing the remainder.  The Company had balanced revenue performance across its North American Physical, International Physical and Worldwide Digital business segments, with overall gains supported by robust service revenue growth.   OIBDA of $184 million for the quarter was within the Company’s forecasted range as benefits from revenue gains were offset by impacts from business mix, increased investments and certain year-end compensation and benefit accruals.

The fourth quarter capped a solid year of financial performance for the company. Full year revenues were up 16% to $2.73 billion and OIBDA grew 14% for the year to $704 million, consistent with the Company’s long-term financial objectives.  Net income increased 19% to $153 million due primarily to a lower effective tax rate of 31%, which added about $0.07 per diluted share to earnings.  Implementation of the global treasury program reduced the Company’s structural tax rate to approximately 37% while the favorable effects of certain foreign currency gains and losses and other discrete items reduced the effective tax rate further.  Capital expenditures of $415 million were 15.2% of 2007 revenues, down from 15.8% of revenues for 2006.

“We are pleased with the performance of the business this year,” said Richard Reese, Chairman and CEO.  “We delivered solid revenue and OIBDA growth across our portfolio, consistent with our long-term financial goals, and made significant progress in executing our strategic agenda.  Fundamentally, the business continues to run well and we are investing in new services and infrastructure, consistent with our strategy, to enhance our ability to provide comprehensive, end-to-end solutions to our customers’ most complex information management challenges.”

—more—

Separately, the Company announced that Bob Brennan, the Company’s President and Chief Operating Officer, will succeed Richard Reese as Iron Mountain’s Chief Executive Officer.  Reese announced his plans to step down as CEO, a position he has held since December 1981, at Iron Mountain’s Annual Meeting of Stockholders on June 5, 2008 and will become the Company’s first Executive Chairman of the Board.   Brennan will continue as President and report directly to the Board of Directors.  As Executive Chairman, a full time position reporting to the board of directors, Reese, will focus on driving the Company’s new services agenda and advising the CEO on strategy and other matters of the business while continuing to perform his duties as Chairman of the Company’s Board of Directors.

Key Financial Highlights — Q4 2007

Iron Mountain’s total consolidated revenues for the quarter grew 19% over the prior year period to $727 million driven by solid internal growth of 10% and augmented by several acquisitions, most notably ArchivesOne, Inc., RMS Services — USA, Inc. and Stratify, Inc.  The Company’s overall revenue growth was highlighted by continued strength in service revenue internal growth (12%) led by increased special project revenues in both North America and Europe and strong recycled paper revenues.  Solid storage (8%) and core service (8%) internal revenue growth rates were also key factors in the Company’s revenue performance for the quarter.  See Appendix A at the end of this press release for a presentation of Selected Financial Data.

The Company posted a 17% increase in gross profits for the quarter driven primarily by strong revenue gains.  The benefits from the revenue gains were partially offset by the mix of revenues, as labor and transportation intensive services such as secure shredding and Document Management Solutions (DMS) grew faster than storage, and the dilutive margin impacts of acquisitions completed during the year.  OIBDA for the quarter grew 9% to $184 million, reflecting the Company’s revenue performance, offset by impacts from business mix, increased investments and certain year-end compensation and benefit accruals.  OIBDA growth was also impacted by a $10 million net gain on asset dispositions in 2006.  Excluding the impacts of asset dispositions from both years, OIBDA grew 15% in the quarter.  See Appendix B at the end of this press release for a discussion of OIBDA and the required reconciliation to the appropriate GAAP measures.

Operating income for the fourth quarter of 2007 was $115 million, which was flat compared to the same period in 2006, due to increased depreciation and amortization expense driven primarily by higher levels of capital expenditures, acquisitions and accelerated depreciation related to certain planned building moves.  Further, operating income for the fourth quarter of 2006 included a $10 million net gain on asset dispositions compared to a $1 million net gain in the fourth quarter of 2007.  Net income for the quarter was $28 million, or $0.14 per diluted share, including other expense, net of $6 million, or $0.02 per diluted share.  The components of other expense, net, including the impact of foreign currency fluctuations are detailed in the table below.

Also impacting net income was an increase in the Company’s effective tax rate for the quarter.  The 44.6% tax rate reflects the net negative tax effect of certain foreign currency gains and losses recorded in different tax jurisdictions.  This impact lowered earnings by approximately $0.03 per diluted share in the quarter.  Absent the impact of any foreign currency rate fluctuations and other discrete items, the Company expects its structural tax rate to be approximately 36% for 2008.

The Company’s year to date Free Cash Flow before Acquisitions and Discretionary Investments (“FCF”) for the year ended December 31, 2007 was $148 million reflecting a 30% increase in cash flows from operating activities, approximately $33 million of insurance proceeds related to the July 2006 fire in one of our London, England facilities, controlled capital expenditures and the cash flow benefit of a $60 million year end accrual with respect to fourth quarter capital expenditures.  The reversal of this accrual in the first quarter ending March 31, 2008, will impact our 2008 FCF. See Appendix B at the end of this press release for a discussion of FCF and the required reconciliation to the appropriate GAAP measures.

Acquisitions

Iron Mountain’s acquisition strategy focuses on acquiring attractive businesses that provide a strong platform for future growth by expanding the Company’s geographic footprint and service offerings while enhancing its existing operations.  Since the end of the third quarter of 2007, the Company completed several acquisitions, most notably, the previously announced acquisition of Stratify Inc., a leading provider of eDiscovery solutions, which closed in December 2007.  The Company also acquired shredding businesses in North America and Australia and a film and sound business.

Financial Performance Outlook

Iron Mountain is issuing its financial performance outlook for the first quarter ending March 31, 2008 and the full year ending December 31, 2008.  This guidance is based on current expectations and does not include the potential impact of any future acquisitions.  For the full year, the company is targeting 10% to 13% revenue growth and 10% to 14% OIBDA growth, performance consistent with its long-term financial goals.  Please note that targeted OIBDA growth excludes current and prior year impacts from asset dispositions.  The Company’s outlook for the first quarter ending March 31, 2008 and full year ending December 31, 2008 includes a $3 million charge for a planned asset disposition expected to conclude in the second quarter (dollars in millions):

			Full Year Ending December 31, 2008
	Quarter Ending March 31, 2008		Current
	Low	High	Low	High
Revenues	$725	$745	$3,000	$3,080
Operating Income	93	102	471	499
Depreciation & Amortization	~70		~292

Capital Expenditures			440	480
Internal Revenue Growth			7%	9%

Iron Mountain’s conference call to discuss its fourth quarter and full year 2007 financial results will be held today at 11:00 a.m. Eastern Time.  In order to further enhance the overall quality of its investor communications, the Company will simulcast the conference call on its Web site at www.ironmountain.com, the content of which is not part of this earnings release.  A slide presentation providing summary financial and statistical information that will be discussed on the conference call will also be posted to the Web site and available for real-time viewing.  The slide presentation and replays of the conference call will be available on the Web site for future reference.

About Iron Mountain

Iron Mountain Incorporated (NYSE:IRM) helps organizations around the world reduce the costs and risks associated with information protection and storage. The Company offers comprehensive records management and data protection solutions, along with the expertise and experience to address complex information challenges such as rising storage costs, litigation, regulatory compliance and disaster recovery. Founded in 1951, Iron Mountain is a trusted partner to more than 100,000 corporate clients throughout North America, Europe, Latin America and Asia Pacific. For more information, visit the Company’s Web site at www.ironmountain.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and federal securities laws, and is subject to the safe-harbor created by such Act.  Forward-looking statements include our 2008 financial performance outlook and statements regarding our goals, beliefs, future growth strategies, investments, objectives, plans and current expectations.  These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to be materially different from those contemplated in the forward-looking statements. Such factors include, but are not limited to: (i) the cost to comply with current and future legislation, regulations and customer demands relating to privacy issues; (ii) the impact of litigation that may arise in connection with incidents in which we fail to protect the Company’s customers’ information; (iii) changes in the price for the Company’s services relative to the cost of providing such services; (iv) changes in customer preferences and demand for the Company’s services; (v) in the various digital businesses in which the Company is engaged, the cost of capital and technical requirements, demand for the Company’s services or competition for customers; (vi) the Company’s ability or inability to complete acquisitions on satisfactory terms and to integrate acquired companies efficiently; (vii) the cost or potential liabilities associated with real estate necessary for the Company’s business; (viii) the performance of business partners upon whom the Company depends for technical assistance or management and acquisition expertise outside the United States;  (ix) changes in the political and economic environments in the countries in which the Company’s international subsidiaries operate; (x) claims that the Company’s technology violates the intellectual property rights of a third party; (xi) other trends in competitive or economic conditions affecting Iron Mountain’s financial condition or results of operations not presently contemplated; and (xii) other risks described more fully in the Company’s most recently filed Annual Report on Form 10-K under “Item 1A. Risk Factors”. Except as required by law, Iron Mountain undertakes no obligation to release publicly the result of any revision to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

APPENDIX A

Selected Financial Data:

(dollars in millions, except per share data)	Q4/2006	Q4/2007	Inc (Dec)	FY/2006	FY/2007	Inc (Dec)
Revenues	$610	$727	19%	$2,350	$2,730	16%

Gross Profit (excluding D&A)	$334	$392	17%	$1,276	$1,470	15%
Gross Margin %	54.8%	54.0%		54.3%	53.8%

OIBDA	$169	$184	9%	$616	$704	14%
OIBDA Margin %	27.7%	25.2%		26.2%	25.8%

Operating Income	$115	$115	—%	$407	$455	12%
Interest Expense, net	$51	$59	17%	$195	$229	17%

Net Income	$37	$28	(25)%	$129	$153	19%
EPS — Diluted	$0.18	$0.14	(25)%	$0.64	$0.76	18%

Components of Other Income (Expense), net:

Foreign Currency Exchange Gains (Losses)	$2	$(6)	$13	$(11)
Insurance Related Gains	—	—	—	13
Debt Extinguishment Charges	—	—	(3)	(6)

	Q4/2007	FY/2007
Components of Revenue Growth:

Storage internal growth rate	8%	8%
Service internal growth rate	12%	12%

Total internal growth rate	10%	10%

Impact of acquisitions	6%	3%
Impact of foreign currency fluctuations	3%	3%

Total revenue growth	19%	16%

NOTE:  Columns may not foot due to rounding.

APPENDIX B

Operating Income Before Depreciation and Amortization

The Company uses Operating Income Before Depreciation and Amortization (“OIBDA”), an integral part of its planning and reporting systems, to evaluate the operating performance of the consolidated business.  As such, the Company believes OIBDA provides current and potential investors with relevant and useful information regarding its ability to grow revenues faster than operating expenses.  Additionally, the Company uses multiples of current and projected OIBDA in conjunction with its discounted cash flow models to determine its overall enterprise valuation and to evaluate acquisition targets.  OIBDA is not a measurement of financial performance under accounting principles generally accepted in the United States, or GAAP, and should not be considered as a substitute for operating or net income or cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of operating income before depreciation and amortization to operating income and net income (in millions):

		Three Months Ended December 31,		Year Ended December 31,
		2006	2007	2006	2007

OIBDA (Operating Income Before Depreciation and Amortization)		$169	$184	$616	$704
Less:	Depreciation and Amortization	54	69	208	249

Operating Income		$115	$115	$407	$455

Less:	Interest Expense, net	51	59	195	229
	Other (Income) Expense, net	(3)	6	(12)	3
	Provision for Income Taxes	29	22	94	69
	Minority Interest	—	—	2	1

Net Income		$37	$28	$129	$153

NOTE:  Columns may not foot due to rounding.

Free Cash Flows Before Acquisitions and Discretionary Investments, or FCF

FCF is defined as Cash Flows From Operating Activities less capital expenditures (excluding real estate), net of proceeds from the sales of property and equipment and other, net, and additions to customer acquisition costs.  Our management uses this measure when evaluating the operating performance and profitability of our consolidated business.  FCF is a useful measure in determining our ability to generate cash flows in excess of our capital expenditures (both growth and maintenance) and our customer acquisition costs.  As such, we believe this measure provides relevant and useful information to our current and potential investors.  FCF should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as cash flows from operating activities (as determined in accordance with GAAP).

Following is a reconciliation of Free Cash Flows Before Acquisitions and Discretionary Investments to Cash Flows from Operating Activities (in millions):

		Year Ended December 31,
		2006	2007

Free Cash Flows Before Acquisitions and Discretionary Investments		$48	$148
Add:	Capital Expenditures (excluding real estate), net	312	321
	Additions to Customer Acquisition Costs	14	16
Cash Flows From Operating Activities		$374	$485

NOTE:  Columns may not foot due to rounding.

IRON MOUNTAIN INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in Thousands except Per Share Data)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2007	2006	2007
REVENUES:
Storage	$341,838	$394,840	$1,327,169	$1,499,074
Service and Storage Material Sales	267,669	332,161	1,023,173	1,230,961

Total Revenues	609,507	727,001	2,350,342	2,730,035

OPERATING EXPENSES:
Cost of Sales (Excluding Depreciation and Amortization)	275,383	334,554	1,074,268	1,260,120
Selling, General and Administrative	175,344	209,751	670,074	771,375
Depreciation and Amortization	54,106	68,625	208,373	249,294
Gain on Disposal / Writedown of Property, Plant and Equipment, Net	(10,054)	(833)	(9,560)	(5,472)

Total Operating Expenses	494,779	612,097	1,943,155	2,275,317

OPERATING INCOME	114,728	114,904	407,187	454,718

INTEREST EXPENSE, NET	50,664	59,480	194,958	228,593
OTHER (INCOME) EXPENSE, NET	(2,867)	5,555	(11,989)	3,101

Income Before Provision for Income Taxes and Minority Interest	66,931	49,869	224,218	223,024

PROVISION FOR INCOME TAXES	29,407	22,256	93,795	69,010
MINORITY INTEREST IN EARNINGS (LOSSES) OF SUBSIDIARIES, NET	389	(388)	1,560	920

Net Income	$37,135	$28,001	$128,863	$153,094

NET INCOME PER SHARE — BASIC	$0.19	$0.14	$0.65	$0.77
NET INCOME PER SHARE — DILUTED	$0.18	$0.14	$0.64	$0.76

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — BASIC	198,740	200,528	198,116	199,938
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING — DILUTED	201,129	202,982	200,463	202,062

Operating Income before Depreciation and Amortization	$168,834	$183,529	$615,560	$704,012

IRON MOUNTAIN INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in Thousands)

(Unaudited)

	December 31, 2006	December 31, 2007
ASSETS

CURRENT ASSETS:
Cash and Cash Equivalents	$45,369	$125,607
Accounts Receivable (less allowances of $15,157 and $19,246, respectively)	473,366	564,049
Other Current Assets	160,986	132,740
Total Current Assets	679,721	822,396

PROPERTY, PLANT AND EQUIPMENT:
Property, Plant and Equipment at Cost	2,965,995	3,522,525
Less: Accumulated Depreciation	(950,760)	(1,186,564)
Property, Plant and Equipment, net	2,015,235	2,335,961

OTHER ASSETS:
Goodwill, net	2,165,129	2,574,292
Other Non-current Assets, net	349,436	575,272
Total Other Assets	2,514,565	3,149,564

Total Assets	$5,209,521	$6,307,921

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current Portion of Long-term Debt	$63,105	$33,440
Other Current Liabilities	575,542	732,237
Total Current Liabilities	638,647	765,677

LONG-TERM DEBT, NET OF CURRENT PORTION	2,605,711	3,232,848
OTHER LONG-TERM LIABILITIES	406,600	504,852

MINORITY INTERESTS	5,290	9,089

STOCKHOLDERS’ EQUITY	1,553,273	1,795,455

Total Liabilities and Stockholders’ Equity	$5,209,521	$6,307,921